Exhibit 3.2

CERTIFICATE OF ELIMINATION

OF THE

SERIES A 3.6% CONVERTIBLE PREFERRED STOCK

OF

PLUS THERAPEUTICS, INC.

Pursuant to Section 151(g) of the General Corporation Law of the State of Delaware (the “DGCL”), it is hereby certified that:

1.	The name of the company (hereinafter referred to as the “Company”) is Plus Therapeutics, Inc.

2.	The designation of the series of shares of stock of the Company to which this certificate relates is Series A 3.6% Convertible Preferred Stock.

3.

The voting powers, designations, preferences, and the relative, participating, optional, or other rights, and the qualifications, limitations, and restrictions of said series of shares of stock were provided for in a resolution adopted by the Board of Directors of the Company (the “Board of Directors”) pursuant to authority expressly vested in it by the provisions of the certificate of incorporation of the Company (the “Certificate of Incorporation”). A certificate setting forth the said resolution has been heretofore filed with the Secretary of State of the State of Delaware pursuant to the provisions of Section 151(g) of the DGCL (the “Certificate of Designations”).

4.	The Board of Directors of the Company has adopted the following resolutions:

RESOLVED, that pursuant to the authority conferred upon the Board of Directors by the provisions of the Certificate of Incorporation and by Section 151(g) of the DGCL, the Board of Directors hereby eliminates the Series A 3.6% Convertible Preferred Stock that was previously authorized by the Company, none of which is currently outstanding and none of which will be issued in the future, and that all matters set forth in the Certificate of Designation with respect to such Series A 3.6% Convertible Preferred Stock be eliminated from the Certificate of Incorporation;

RESOLVED, that the appropriate officers of the Company be and they hereby are authorized and directed to prepare, execute and file a Certificate of Elimination of the Series A 3.6% Convertible Preferred Stock and to take such other actions as they in their sole discretion may deem necessary or appropriate to carry out the purposes of the foregoing resolution.

[Signature Page to Follow]

IN WITNESS WHEREOF, the Company has caused this Certificate of Elimination to be signed by its duly authorized officer, as of the 20th day of September, 2021.

PLUS THERAPEUTICS, INC.

By:	/s/ Andrew Sims
Andrew Sims
Chief Financial Officer